Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE               Contact:    Russell Cole or Timothy Felter
                                                First National Bank of Ipswich
                                                (978) 356-3700


        First National Bank of Ipswich Announces Sale of Trust Department

Ipswich, MA, August 24, 2006 - First National Bank of Ipswich today announced that it has entered into an agreement to sell its Trust Department to Eastern Bank. The transaction is expected to be consummated in the fourth quarter of 2006, with an account transition process that is expected to take up to one year.

Commenting on the sale, Priscilla Cubelli, Senior Vice President of First National Bank of Ipswich's Trust Department, stated, "I am very excited to join Eastern Bank; I am sure our customers will be pleased with Eastern Bank's commitment to quality customer service." Russell G. Cole, President and Chief Executive Officer of the First National Bank of Ipswich, stated, "We worked carefully to identify a Bank who would provide a high level of service to our Trust customers and we believe that Eastern Bank will maintain the same high standards for customer service that the First National Bank of Ipswich has delivered for many years." Mr. Cole also stated, "The Board and Management are committed to returning the Bank to profitability and this transaction is consistent with that goal."

First Ipswich Bancorp (OTC: FIWC) is the bank holding company of The First National Bank of Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates eleven full-service offices in the Massachusetts communities of Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, and the New Hampshire communities of Londonderry and Portsmouth. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements." Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, the Bank's continued ability to comply with existing and future regulatory requirements, and the Bank's ability to comply with its Formal Agreement with the Office of the Comptroller of the Currency. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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